American Funds Fundamental Investors

June 30, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$253,742
Class B	$444
Class C	$4,209
Class F1	$25,376
Class F2	$27,631
Total	$311,402
Class 529-A	$9,325
Class 529-B	$22
Class 529-C	$619
Class 529-E	$295
Class 529-F1	$498
Class R-1	$274
Class R-2	$1,589
Class R-2E*	-
Class R-3	$9,983
Class R-4	$14,094
Class R-5	$13,675
Class R-6	$42,937
Total	$93,311

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3000
Class B	$0.0846
Class C	$0.0901
Class F1	$0.2807
Class F2	$0.3521
Class 529-A	$0.2756
Class 529-B	$0.0480
Class 529-C	$0.0717
Class 529-E	$0.2117
Class 529-F1	$0.3339
Class R-1	$0.0878
Class R-2	$0.1068
Class R-2E	$0.3035
Class R-3	$0.2081
Class R-4	$0.2889
Class R-5	$0.3655
Class R-6	$0.3770

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	850,748
Class B	4,847
Class C	46,826
Class F1	90,997
Class F2	79,592
Total	1,073,010
Class 529-A	34,194
Class 529-B	429
Class 529-C	8,681
Class 529-E	1,401
Class 529-F1	1,513
Class R-1	3,108
Class R-2	14,733
Class R-2E	-
Class R-3	46,485
Class R-4	48,389
Class R-5	37,046
Class R-6	118,086
Total	314,065

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$52.67
Class B	$52.58
Class C	$52.43
Class F1	$52.64
Class F2	$52.65
Class 529-A	$52.61
Class 529-B	$52.68
Class 529-C	$52.55
Class 529-E	$52.57
Class 529-F1	$52.58
Class R-1	$52.43
Class R-2	$52.42
Class R-2E	$52.62
Class R-3	$52.55
Class R-4	$52.57
Class R-5	$52.69
Class R-6	$52.67

*Amount less than one thousand.